Exhibit 5.2
AUDITOR’S CONSENT
The Board of Directors
Sierra Wireless, Inc.
We consent to the reference in the registration statement on Form F-10 to our firm under the caption “Experts” and to the use of our report dated May 14, 2007 with respect to the balance sheets of AirLink Communications, Inc. as of December 31, 2006 and 2005 and the related statements of income, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2006, incorporated herein by reference.
Our report refers to a change in the method of accounting for stock-based compensation.

/s/ Perisho Tombor Ramirez Filler & Brown PC
Certified Public Accountants
San Jose, California, USA
September 27, 2007